Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Orbit International Corp. on Form S-8 (Numbers 333-25979, 333-69410, 333-122575 and 333-159686) and Form S-3 (Number 333-130629) of our report dated March 29, 2013, on our audits of the consolidated financial statements as December 31, 2012 and 2011 and for each of the years in the two year period ended December 31, 2012, which report is included in this Annual Report on Form 10-K to be filed on or about March 29, 2013.

/s/ EISNERAMPER LLP

New York, New York
March 29, 2013